Exhibit 10.06

MONRO, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

Monro, Inc., a New York corporation (the “Company”), hereby establishes the Monro, Inc. Executive Deferred Compensation Plan (the “Plan”), effective January 1, 2022 (the “Effective Date”), for the purpose of attracting and retaining high quality executives, and promoting in them increased efficiency and an interest in the successful operation of the Company. The Plan is intended to, and shall be interpreted to, comply in all respects with Code Section 409A and those provisions of ERISA applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.”

ARTICLE I DEFINITIONS

1.1 “401(k) Refund Offset Amount” shall mean, for any particular Plan Year, an amount of Base Salary, if any, that is equal to the gross amount that is refunded to a Participant under a plan qualified pursuant to Code Section 401(k) during a Plan Year as a result of such qualified plan’s nondiscrimination testing for the prior Plan Year.

1.2 “Account” or “Accounts” shall mean the bookkeeping account or accounts established under this Plan pursuant to Article IV.

1.3 “Base Salary” shall mean a Participant’s annual base salary, excluding incentive and discretionary bonuses, commissions, reimbursements and other non-regular remuneration, received from the Company prior to reduction for any salary deferrals under benefit plans sponsored by the Company, including but not limited to, plans established pursuant to Code Section 125 or qualified pursuant to Code Section 401(k).

1.4 “Beneficiary” or “Beneficiaries” shall mean the person, persons or entity designated as such pursuant to Section 7.1.

1.5	“Board” shall mean the Board of Directors of the Company.

1.6 “Bonus(es)” shall mean amounts paid to the Participant by the Company in the form of discretionary or annual incentive compensation or any other bonus designated by the Committee, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company.

1.7 “Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by Treasury regulations and applicable authorities promulgated thereunder.

1.8 “Committee” shall mean the person or persons appointed by the Board to administer the Plan in accordance with Article IX.

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1.9 “Company Contribution Account” shall mean the Account maintained for the benefit of the Participant that is credited with Company Contributions, if any, pursuant to Section 4.2.
1.10 “Company Contributions” shall mean the contributions made by the Company pursuant to Section 3.3.

1.11 “Compensation” shall mean all amounts eligible for deferral for a particular Plan Year under Section 3.1.

1.12 “Deferral Account” shall mean an Account maintained for each Participant that is credited with Participant deferrals pursuant to Section 4.1.

1.13	“Director” shall mean a member of the Board.

1.14 “Distributable Amount” shall mean the vested balance in the applicable Account as determined under Article IV.

1.15 “Eligible Employee” shall mean a highly compensated or management-level employee of an Employer selected by the Administrator to be eligible to participate in the Plan. Generally, the following categories of employees will be eligible to participant without further Administrator approval: (1) employees who are highly compensated employees with the meaning of Section 414(q) of the Tax Code, (2) field employees working in the position of Zone Manager or higher, or (3) management-level employees working in the Company’s central offices. The Administrator may at any time change the eligibility criteria for an Eligible Employee, or determine that one or more Participants will cease to be an Eligible Employee, to further the objectives of the Plan, as determined by the Administrator. An Eligible Employee shall receive written notice of his or her eligibility to participate in the Plan, the receipt of which shall constitute the date of initial Plan eligibility.

1.16	“Employer(s)” shall be defined as follows:

(a) Except as otherwise provided in part (b) of this Section, the term “Employer” shall mean the Company and/or any of its subsidiaries or affiliates (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

(b) For the purpose of determining whether a Participant has experienced a Separation from Service, the term “Employer” shall mean:

(1) The entity for which the Participant performs services and with respect to which the legally binding right to compensation deferred or contributed under this Plan arises; and

(2) All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable. In order to identify the group of entities

Exhibit 10.06

described in the preceding sentence, the Committee shall use an ownership threshold of at least 50% as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treas. Reg. §1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

1.17 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including Department of Labor and Treasury regulations and applicable authorities promulgated thereunder.

1.18 “Financial Hardship” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but shall in all events correspond to the meaning of the term “unforeseeable emergency” under Code Section 409A.

1.19 “Hardship Distribution” shall mean an accelerated distribution of benefits or a cancellation of deferral elections pursuant to Section 6.4 to a Participant who has suffered a Financial Hardship.

1.20 “Interest Rate” shall mean the interest rate or other formula established by the Board of Directors.

1.21 “Participant” shall mean any Eligible Employee who becomes a Participant in this Plan in accordance with Article II.

1.22 “Participant Election(s)” shall mean the forms or procedures by which a Participant makes elections with respect to (a) voluntary deferrals of his/her Compensation and (b) the form and timing of distributions from Accounts. Participant Elections may take the form of an electronic communication followed by appropriate confirmation according to specifications established by the Committee.

1.23 “Payment Date” shall mean the date by which a total distribution of the Distributable Amount shall become payable or the date by which installment payments of the Distributable Amount shall commence.

(a) For benefits triggered by the Participant’s Separation from Service, the Payment Date shall be the first business day of the month directly following the month in which the Separation from Service occurs, and the applicable amount shall be calculated as of the last business day of the month in which the Separation from Service occurs.   Subsequent installments, if any, shall be made in January of each Plan Year following the Plan Year in which the initial installment payment was payable, and shall be calculated as of the last business day of the preceding December.

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(b) For benefits triggered by the death of a Participant prior to Separation from Service, the Payment Date shall be the first business day of the month commencing after the month in which the event triggering the payout occurs, and the applicable amount shall be calculated as of the last business day of the month in which the event triggering the payout occurs. In the case of death, the Administrator shall be provided with documentation reasonably necessary to establish the fact of the Participant’s death; and

(c) The Payment Date of a Scheduled Distribution shall be the first business day of January of the Plan Year in which the distribution is scheduled to commence, and the applicable Distributable Amount shall be calculated as of the last business day of the preceding December. Subsequent installments, if any, shall be calculated as of the last business day of December of each succeeding Plan Year after the initial calculation, and shall be made in January of each Plan Year following the Plan Year in which the initial installment payment was payable.

(d) Notwithstanding the foregoing, to the extent required by Code Section 409A, payments triggered by the Separation from Service of a Participant who is determined to be a Specified Employee at the time of such Separation from Service will be made or commence, as applicable, in the seventh month directly following the month in which the Separation from Service occurs or, if earlier, the death of the Participant. The Distributable Amount will be calculated as of the last business day of the month preceding the distribution. Subsequent installments, if any, will be distributed during January of each Plan Year following the Plan Year in which the initial installment payment was payable, and shall be calculated as of the last business day of the preceding December.

Payments may be made prior to or following the applicable Payment Date, provided such payments are made in accordance with Code Section 409A, including without limitation Treas. Reg.

§1.409A-3(d).

1.24 “Performance-Based Compensation” shall mean compensation the entitlement to or amount of which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(e).

1.25	“Plan Year” shall mean the calendar year.

1.26 “Scheduled Distribution” shall mean a scheduled distribution date elected by the Participant for distribution of amounts from the Deferral Account, including notional interest thereon, as provided under Section 6.3.

1.27 “Separation from Service” shall mean a termination of services provided by a Participant to his or her Employer, whether voluntarily or involuntarily, other than by reason of death or disability, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

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(a) For a Participant who provides services to an Employer as an employee, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur when such Participant has experienced a termination of employment with such employer. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her employer reasonably anticipate that either

(i) no further services will be performed for the employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the Participant has been providing services to the Employer less than 36 months).

If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6 -month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

(b) For a Participant, if any, who provides services to an Employer as an independent contractor, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for such Employer, provided that the expiration of such contract(s) is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and such Employer.

(c) For a Participant, if any, who provides services to an Employer as both an employee and an independent contractor, a Separation from Service generally shall not occur until the Participant has ceased providing services for such Employer as both an employee and as an independent contractor, as determined in accordance with the provisions set forth in parts (a) and

(b) of this Section, respectively.

Notwithstanding the foregoing provisions in this part (c), if a Participant provides services for an Employer as both an employee and as a Director, to the extent permitted by Treas. Reg. §1.409A- 1(h)(5) the services provided by such Participant as a Director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee, and the services provided by such Participant as an employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a Director.

1.28 “Specified Employee” means any Participant who is determined to be a “key employee” (as defined under Code Section 416(i) without regard to paragraph (5) thereof) for the

Exhibit 10.06

applicable period, as determined annually by the Committee in accordance with Treas. Reg.

§1.409A-1(i).In determining whether a Participant is a Specified Employee, the following provisions will apply:

(a) The Committee’s identification of the individuals who fall within the definition of “key employee” under Code Section 416(i) (without regard to paragraph (5) thereof) will be based upon the 12-month period ending on each December 31st (referred to below as the “identification date”). In applying the applicable provisions of Code Section 416(i) to identify such individuals, “compensation” will be determined in accordance with Treas. Reg. §1.415(c) - 2(a) without regard to (i) any safe harbor provided in Treas. Reg. §1.415(c)-2(d), (ii) any of the special timing rules provided in Treas. Reg. §1.415(c)-2(e), and (iii) any of the special rules provided in Treas. Reg. §1.415(c)-2(g); and

(b) Each Participant who is among the individuals identified as a “key employee” in accordance with part (a) of this Section will be treated as a Specified Employee for purposes of this Plan if such Participant experiences a Separation from Service during the 12 - month period that begins on the April 1st following the applicable identification date.

ARTICLE II PARTICIPATION

2.1	Enrollment Requirements; Commencement of Participation

(a) As a condition to participation, each Eligible Employee shall complete, execute and return to the Administrator or its designee the appropriate Participant Elections, as well as such other documentation and information as the Committee reasonably requests, by the deadline(s) established by the Committee. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.

(b) Each Eligible Employee shall commence participation in the Plan on the date that the Committee determines that the Eligible Employee has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period.

(c) If an Eligible Employee fails to meet all requirements established by the Committee within the period required, that Eligible Employee shall not be eligible to participate in the Plan during such Plan Year.

ARTICLE III CONTRIBUTIONS & DEFERRAL ELECTIONS

3.1 Elections to Defer Compensation. Elections to defer Compensation shall take the form of a whole percentage of up to a maximum of:

(a)	80% of Base Salary and
(b)	100% of Bonuses.

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The Committee may, in its sole discretion, adjust for subsequent Plan Years on a prospective basis the maximum deferral percentages described in this Section for one or more types of Compensation (including, without limitation, for particular types of Bonuses) and for one or more subsequent Plan Years; such revised deferral percentages shall be indicated on a Participant Election form approved by the Committee. However, in no event shall the maximum deferral percentages be adjusted after the last date on which deferral elections for the applicable type(s) of Compensation must be submitted and become irrevocable in accordance with Section 3.2 below and the requirements of Code Section 409A.

In addition to the deferral types described above, the Committee may permit a Participant to make a 401(k) Refund Offset Amount election for a Plan Year, in accordance with the deferral election timing requirements in Section 3.2 below and as further described in a Participant Election form. By way of example, the Committee may permit a Participant to elect to defer a 401(k) Refund Offset Amount for the 2023 Plan Year by submitting an election no later than December 31, 2022; such election would provide for an additional deferral of Base Salary in 2023 equal to any refund amount that is distributed to the Participant during the 2023 Plan Year as a result of nondiscrimination testing for a plan qualified pursuant to Code Section 401(k).

Notwithstanding the foregoing, the Committee may determine that one or more types of Compensation shall not be made available for deferral for one or more subsequent Plan Years and, consistent with such determination, the impacted types of Compensation shall not appear on a Participant Election form.

3.2	Timing of Deferral Elections; Effect of Participant Election(s).

(a) General Timing Rule for Deferral Elections. Except as otherwise provided in this Section 3.2, in order for a Participant to make a valid election to defer Compensation, the Participant must submit Participant Election(s) on or before the deadline established by the Committee, which shall be no later than the December 31st preceding the Plan Year in which such compensation will be earned.

Any deferral election made in accordance with this Section 3.2(a) shall be irrevocable; provided, however, that if the Committee permits or requires Participants to make a deferral election by the deadline described above for an amount that qualifies as Performance-Based Compensation, the Committee may permit a Participant to subsequently change his or her deferral election for such compensation by submitting new Participant Election(s) in accordance with Section 3.2(d) below.

(b) Timing of Deferral Elections for New Plan Participants. An Eligible Employee who first becomes eligible to participate in the Plan on or after the beginning of a Plan Year, as determined in accordance with Treas. Reg. §1.409A-2(a)(7)(ii) and the “plan aggregation” rules provided in Treas. Reg. §1.409A-1(c)(2), may be permitted to make an election to defer the portion of Compensation attributable to services to be performed after such election, provided that the Participant submits Participant Election(s) on or before the deadline established by the Committee, which in no event shall be later than thirty (30) days after the Participant first becomes eligible to participate in the Plan.

Exhibit 10.06

If a deferral election made in accordance with this Section 3.2(b) relates to compensation earned based upon a specified performance period, the amount eligible for deferral shall be equal to (i) the total amount of compensation for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the service period after the Participant’s deferral election is made, and the denominator of which is the total number of days in the performance period.

Any deferral election made in accordance with this Section 3.2(b) shall become irrevocable no later than the 30th day after the date the Participant first becomes eligible to participate in the Plan.

(c) Timing of Deferral Elections for Fiscal Year Compensation. In the event that the fiscal year of an Employer is different than the taxable year of a Participant, the Committee may determine that a deferral election may be made for “fiscal year compensation” (as defined below), by submitting Participant Election(s) on or before the deadline established by the Committee, which in no event shall be later than the last day of the Employer’s fiscal year immediately preceding the fiscal year in which the services related to such compensation will begin to be performed. For purposes of this Section, the term “fiscal year compensation” shall only include types of Compensation relating to a service period coextensive with one or more consecutive fiscal years of the Employer, of which no amount is paid or payable during the Employer’s fiscal year(s) that constitute the service period.

A deferral election made in accordance with this Section 3.2(c) shall be irrevocable; provided, however, that if the Committee permits or requires Participants to make a deferral election by the deadline described in this Section 3.2(c) for an amount that qualifies as Performance-Based Compensation, the Committee may permit a Participant to subsequently change his or her deferral election for such compensation by submitting new Participant Election(s) in accordance with 3.2(d) below.

(d) Timing of Deferral Elections for Performance-Based Compensation. Subject to the limitations described below, the Committee may determine that an irrevocable deferral election for an amount that qualifies as Performance-Based Compensation may be made by submitting Participant Election(s) on or before the deadline established by the Committee, which in no event shall be later than six (6) months before the end of the performance period.

In order for a Participant to be eligible to make a deferral election for Performance-Based Compensation in accordance with the deadline established pursuant to this Section 3.2(d), the Participant must have performed services continuously from the later of (i) the beginning of the performance period for such compensation, or (ii) the date upon which the performance criteria for such compensation are established, through the date upon which the Participant makes the deferral election for such compensation. In no event shall a deferral election submitted under this Section 3.2(d) be permitted to apply to any amount of Performance-Based Compensation that has become readily ascertainable.

(e) Timing Rule for Deferral of Compensation Subject to Risk of Forfeiture. With respect to compensation (i) to which a Participant has a legally binding right to payment in a subsequent year, and (ii) that is subject to a forfeiture condition requiring the Participant’s

Exhibit 10.06

continued services for a period of at least twelve (12) months from the date the Participant obtains the legally binding right, the Committee may determine that an irrevocable deferral election for such compensation may be made by timely delivering Participant Election(s) to the Committee in accordance with its rules and procedures, no later than the 30th day after the Participant obtains the legally binding right to the compensation, provided that the election is made at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse, as determined in accordance with Treas. Reg. §1.409A-2(a)(5).

Any deferral election(s) made in accordance with this Section 3.2(e) shall become irrevocable no later than the 30th day after the Participant obtains the legally binding right to the compensation subject to such deferral election(s).

(f) Separate Deferral Elections for Each Plan Year. In order to defer Compensation for a Plan Year, a Participant must submit a separate deferral election with respect to Compensation for such Plan Year by affirmatively filing a Participant Election during the enrollment period established by the Committee prior to the beginning of such Plan Year (or at such other time contemplated under this Section 3.2), which election shall be effective on the first day of the next following Plan Year (unless otherwise specified on the Participant Election).

3.3 Company Contributions. The Company shall have the discretion to make Company Contributions to the Plan at any time and in any amount on behalf of any Participant. In general, any Company Contributions will be matching contributions calculated as a stated percentage of a Participant’s deferrals for the particular Plan Year and will not take into account compensation that exceeds the annual compensation limit of Code Section 401(a)(17). Company Contributions shall be made in the complete and sole discretion of the Company and no Participant shall have the right to receive any Company Contribution in any particular Plan Year regardless of whether Company Contributions are made on behalf of other Participants.

3.4	Distribution Elections.

(a) Initial Election. At the time of making a deferral election under the Plan, the Participant shall designate the time and form of distribution of deferrals made pursuant to such election (together with any earnings credited thereon) from among the alternatives specified under Article VI for the applicable distribution. Such distribution election(s) for a given Plan Year shall relate solely to that Plan Year. A new distribution election may be made at the time of subsequent deferral elections with respect to deferrals in Plan Years beginning after the election is made, in accordance with the Participant Election forms. If a Participant files a timely election that is incomplete or otherwise invalid with respect to the time and form of distribution, the default time and form of distribution shall be a lump sum payable on the Participant’s Separation from Service, subject to all other applicable provisions of the Plan.

(b) Modification of Election. A distribution election with respect to previously deferred amounts may only be changed under the terms and conditions specified in Code Section 409A and this Section. Except as permitted under Code Section 409A, no acceleration of a distribution is permitted. A subsequent election that changes the form of payment for a Plan Year applicable upon the Participant’s Separation from Service, or that changes the form of payment or

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delays the payment for a Plan Year’s previously elected Scheduled Distribution, shall be permitted if and only if all of the following requirements are met:

(1) the new election does not take effect until at least twelve (12) months after the date on which the new election is made;

(2) the new election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the new election; and

(3) in the case of payments made according to a Scheduled Distribution, the new election is made not less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election.

For purposes of application of the above change limitations, installment payments shall be treated as a single payment under Code Section 409A. Only one (1) change shall be allowed to be made by a Participant with respect to each Plan Year’s election as to the benefits to be received by such Participant upon Separation from Service. Election changes made pursuant to this Section shall be made in accordance with rules established by the Committee and shall comply with all requirements of Code Section 409A and applicable authorities.

ARTICLE IV ACCOUNTS

4.1 Deferral Accounts. The Committee shall establish and maintain a Deferral Account for each Participant under the Plan. A Participant’s Deferral Account shall be credited as follows:

(a) As soon as reasonably practicable after amounts are withheld and deferred from a Participant’s Compensation, the Committee shall credit the Participant’s Deferral Account with an amount equal to Compensation deferred by the Participant;

(b) Each business day, the Participant’s Deferral Account shall be credited with the Interest Rate by multiplying the balance as of the prior day, less any distributions valued as of the end of the prior day; and

(c) In the event that a Participant elects for a given Plan Year’s deferral of Compensation a Scheduled Distribution, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with amounts allocated to each such separate Scheduled Distribution.

4.2 Company Contribution Account. The Committee shall establish and maintain a Company Contribution Account for each Participant under the Plan. A Participant’s Company Contribution Account shall be credited as follows:

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(a) As soon as reasonably practicable after a Company Contribution is made, the Company shall credit the Participant’s Company Contribution Account with an amount equal to the Company Contributions, if any, made on behalf of that Participant; and

(b) Each business day, a Participant’s Company Contribution Account shall be credited with the Interest Rate by multiplying the balance of the prior day, less any distributions valued as of the end of the prior day.

4.3 Trust. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

4.4 Statement of Accounts. The Committee shall make available to each Participant electronic statements at least quarterly setting forth the Participant’s Account balance as of the end of each applicable period.

ARTICLE V VESTING

5.1 Vesting of Deferral Accounts. The Participant shall be vested at all times in amounts credited to the Participant’s Deferral Account.

5.2 Vesting of Company Contribution Account. Amounts credited to the Participant’s Company Contribution Account shall be vested based upon the schedule or schedules determined by the Company in its sole discretion and communicated to the Participant.

ARTICLE VI DISTRIBUTIONS

6.1 Separation from Service Distributions. Except as otherwise provided herein, in the event of a Participant’s Separation from Service, the Distributable Amount credited to the Participant’s Deferral Account and Company Contribution Account shall be paid to the Participant in a lump sum on the Payment Date following the Participant’s Separation from Service, unless the Participant has made an alternative benefit election on a timely basis to receive substantially equal annual installments over up to ten (10) years. In accordance with a Participant Election approved by the Committee, for each Plan Year the Participant may elect a separate form of distribution applicable upon Separation from Service for the deferrals and Company Contributions, if any, attributable to such Plan Year. A Participant may change the form of payment applicable upon Separation from Service for each Plan Year one (1) time, provided such revised election complies with the requirements of Section 3.5.

6.2 Death Benefits. Notwithstanding any provision in this Plan to the contrary, in the event that the Participant dies prior to complete distribution of his or her Accounts under the Plan,

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the Participant’s Beneficiary shall receive a death benefit equal to the Distributable Amount (or remaining Distributable Amount in the event installment payments have commenced) credited to the Participant’s Deferral Account and Company Contribution Account in a lump sum on the Payment Date following the Participant’s death.

6.3	Scheduled Distributions.

(a) Scheduled Distribution Election. Participants shall be entitled to elect to receive a Scheduled Distribution from the Deferral Account. In the case of a Participant who has elected to receive a Scheduled Distribution, on the applicable Payment Date such Participant shall receive the Distributable Amount with respect to the entirety of the applicable Plan Year’s Compensation deferrals, including earnings thereon, as elected by the Participant in accordance with Section 3.5 of the Plan. The Committee shall determine the earliest commencement date that may be elected by the Participant for each Scheduled Distribution and such date shall be indicated on the Participant Election. The Participant may elect to receive the Scheduled Distribution in a single lump sum or substantially equal annual installments over a period of up to ten (10) years. A Participant may delay and/or change the form of payment for each Plan Year’s previously elected Scheduled Distribution, provided such revised election complies with the requirements of Section 3.5. By way of clarification, the Company Contribution Account shall not be distributable as a Scheduled Distribution.

(b)	Relationship to Other Benefits.

(1) In the event of a Participant’s Separation from Service or death prior to the initial Payment Date for a Scheduled Distribution, such Scheduled Distribution shall not be distributed under this Section 6.4, but rather shall be distributed in accordance with the other applicable Section of this Article VI.

(2) In the event of a Participant’s Separation from Service after one or more Scheduled Distributions has commenced installment payments on the applicable Payment Date, such Scheduled Distribution(s) shall continue to be paid at the same time and in the same form as if the Separation from Service had not occurred.

(3) In the event of a Participant’s death after one or more Scheduled Distributions has commenced installment payments on the applicable Payment Date, the remaining Distributable Amount of such Scheduled Distribution(s) shall be distributed in accordance with Section 6.2.

6.4 Hardship Distributions. Upon a finding that the Participant has suffered a Financial Hardship in accordance with Code Section 409A, the Committee may, at the request of the Participant, accelerate distribution of benefits and/or approve cancellation of deferral elections under the Plan, subject to the following conditions:

(a) The request to take a Hardship Distribution shall be made by filing a form with the Committee prior to the end of any calendar month.

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(b) Upon a finding that the Participant has suffered a Financial Hardship in accordance with Treasury Regulations promulgated under Code Section 409A, the Committee may, at the request of the Participant, accelerate distribution of benefits and/or approve cancellation of current deferral elections under the Plan in the amount reasonably necessary to alleviate such Financial Hardship.   The amount distributed pursuant to this Section with respect to the Financial Hardship shall not exceed the amount necessary to satisfy such Financial Hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(c) The amount (if any) determined by the Committee as a Hardship Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution determination is made by the Committee.

6.5 Limited Cashouts. Notwithstanding any provision in this Plan to the contrary, the Committee may, in its sole discretion, distribute in a mandatory lump sum any Participant’s entire Deferral Account and/or Company Contribution Account under the Plan, provided that any such distribution is made in accordance with the requirements of Treas. Reg. §1.409A-3(j)(4)(v) or its successor (each such payment, a “Limited Cashout”). Specifically, any such Limited Cashout pursuant to this Section 6.5 shall be subject to the following requirements:

(a) The Committee’s exercise of discretion to make the Limited Cashout shall be evidenced in writing no later than the date of the lump sum payment;

(b) The lump sum payment shall result in the termination and liquidation of the entirety of the Participant's Deferral Account and/or Company Contribution Account under the Plan, as applicable, as well as the Participant’s interest in all other plans, agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treas. Reg.

§1.409A–1(c)(2) with the Account(s) that is being distributed from this Plan; and

(c) The lump sum payment (and the Participant’s entire interest in any and all other “plans” that would be aggregated with the Account(s) being distributed from this Plan in accordance with Treas. Reg. §1.409A–1(c)(2)) is not greater than the applicable dollar amount under Code Section 402(g)(1)(B) at the time of the Limited Cashout.

Any such Limited Cashout shall be calculated as of the last business day of the month in which the Committee’s determination to make the Limited Cashout occurs, and such lump sum payment shall be made within sixty (60) days following such determination.

Exhibit 10.06

ARTICLE VII

PAYEE DESIGNATIONS AND LIMITATIONS

7.1	Beneficiaries.

(a) Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. The Beneficiary designation shall be effective when it is submitted to and acknowledged by the Committee during the Participant’s lifetime in the format prescribed by the Committee.

(b) Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Participant’s default Beneficiary shall be the Participant’s surviving spouse or, if there is no surviving spouse, the Participant’s estate.

7.2 Payments to Minors. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead such payment shall be made (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

7.3 Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Committee and the Company under the Plan.

ARTICLE VIII LEAVE OF ABSENCE

7.4 Paid Leave of Absence. If a Participant is authorized by the Participant's Employer to take a paid leave of absence from the employment of the Employer, and such leave of absence does not constitute a Separation from Service, (a) the Participant shall continue to be considered eligible for the benefits provided under the Plan, and (b) deferrals shall continue to be withheld during such paid leave of absence in accordance with Article III.

Exhibit 10.06

7.5 Unpaid Leave of Absence. If a Participant is authorized by the Participant's Employer to take an unpaid leave of absence from the employment of the Employer for any reason, and such leave of absence does not constitute a Separation from Service, such Participant shall continue to be eligible for the benefits provided under the Plan. During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections. However, if the Participant returns to employment, the Participant may elect to defer for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan, provided such deferral elections are otherwise allowed and a Participant Election is delivered to and accepted by the Committee for each such election in accordance with Article III above.

ARTICLE IX ADMINISTRATION

7.6 Committee. The Plan shall be administered by the Company’s Employee Benefits Committee (the “Committee”), which shall have the exclusive right and full discretion (a) to appoint agents to act on its behalf, (b) to interpret the Plan, (c) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), ( d) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (e) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. As set forth in the Plan, the Committee has delegated certain administrative functions to the Company’s Vice President of Human Resources (referred to as the “Administrator”). All interpretations of the Committee with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. No member of the Committee or agent thereof shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Committee and its agents from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

7.7 Claims Procedure. Any Participant, former Participant or Beneficiary may file a written claim with the Committee setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Committee shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period. If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim. The claimant shall have up to one hundred eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred eighty (180) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (a) the specific reason or reasons for the denial, (b)

Exhibit 10.06

specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (c) description of any additional material or information that is necessary to process the claim, and (d) an explanation of the procedure for further reviewing the denial of the claim and shall include an explanation of the claimant’s right pursue legal action in the event of an adverse determination on review.

7.8 Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial. Such review shall be undertaken by the Committee and shall be a full and fair review. The claimant shall have the right to review all pertinent documents. The Committee shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the claimant’s request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and shall include an explanation of the claimant’s right to pursue legal action in the event of an adverse determination on review. The claimant must file any suit or legal action within twelve

(12) months of the date the final adverse benefit determination is issued. Any claimant who fails to file such suit or legal action within the twelve (12) months limitation period will lose any rights to bring any such suite or legal action thereafter. In any such suit or legal action, a claimant is prohibited from presenting any evidence not timely presented as part of the Plan’s administrative claims review process.

ARTICLE VIII MISCELLANEOUS

8.1 Termination of Plan. Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future.   Accordingly, each Employer reserves the right to terminate the Plan with respect to all of its Participants. In the event of a Plan termination, no new deferral elections shall be permitted for the affected Participants and such Participants shall no longer be eligible to receive new Company Contributions. However, after the Plan termination the Account balances of such Participants shall continue to be credited with deferrals attributable to any deferral election that was in effect prior to the Plan termination to the extent deemed necessary to comply with Code Section 409A and related Treasury Regulations, and additional amounts shall continue to be credited or debited to such Participants’ Account balances pursuant to Article IV. In addition, following a Plan termination, Participant Account balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan. Notwithstanding the preceding sentence, to the extent permitted by Treas. Reg. §1.409A-3(j)(4)(ix) or as otherwise permitted under Code Section 409A, the Employer may provide that upon termination of the Plan, all Account balances of the Participants shall be distributed, subject to and in accordance with any rules established by such Employer deemed necessary to comply with the applicable requirements and limitations of Code Section 409A.

Exhibit 10.06

8.2 Amendment.   Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer. Notwithstanding the foregoing, no amendment or modification shall be effective to decrease the value of a Participant's vested Account balance in existence at the time the amendment or modification is made.

8.3 Unsecured General Creditor. The benefits paid under the Plan shall be paid from the general assets of the Company, and the Participant and any Beneficiary or their heirs or successors shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. It is the intention of the Company that this Plan be unfunded for purposes of ERISA and the Code.

8.4 Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or their successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. No part of a Participant’s Accounts shall be subject to any right of offset against or reduction for any amount payable by the Participant or Beneficiary, whether to the Company or any other party, under any arrangement other than under the terms of this Plan.

8.5 Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan. There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes that are required to be withheld by the Company in respect to such payment or this Plan. To the extent permissible under Code Section 409A, the Company shall have the right to reduce any payment (or other Compensation) by the amount of cash sufficient to provide the amount of said taxes.

8.6 Code Section 409A. The Company intends that the Plan comply with the requirements of Code Section 409A (and all applicable Treasury Regulations and other guidance issued thereunder) and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Code Section 409A.

8.7 Effect of Payment. Any payment made in good faith to a Participant or the Participant’s Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the Committee, its members, the Employer and the Company.

8.8 Errors in Account Statements, Deferrals or Distributions. In the event an error is made in an Account statement, such error shall be corrected on the next statement following the date such error is discovered. In the event of an operational error, including, but not limited to, errors involving deferral amounts, overpayments or underpayments, such operational error shall be corrected in a manner consistent with and as permitted by any correction procedures established

Exhibit 10.06

under Code Section 409A. If any portion of a Participant’s Account(s) under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Code Section 409A, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (i) the portion of his or her Account required to be included in income as a result of the failure of the Plan to comply with the requirements of Code Section 409A, or (ii) the unpaid vested Account balance.

8.9 Domestic Relations Orders. Notwithstanding any provision in this Plan to the contrary, in the event that the Committee receives a domestic relations order, as defined in Code Section 414(p)(1)(B), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan, the Committee shall have the right to immediately distribute the spouse’s or former spouse’s vested interest in the Participant’s benefits under the Plan to such spouse or former spouse to the extent necessary to fulfill such domestic relations order, provided that such distribution is in accordance with the requirements of Code Section 409A.

8.10 Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Employer.

8.11 No Guarantee of Tax Consequences. The Employer, Company, Board and Committee make no commitment or guarantee to any Participant that any federal, state or local tax treatment will apply or be available to any person eligible for benefits under the Plan and assume no liability whatsoever for the tax consequences to any Participant.

8.12 Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

8.13 Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company.   Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Committee.

8.14 Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

8.15 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

Exhibit 10.06

8.16 Governing Law. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. To the extent any provision of, or legal issue relating to, this Plan is not fully preempted by federal law, such issue or provision shall be governed by the laws of the State of New York.

8.17 Entire Agreement. Unless specifically indicated otherwise, this Plan supersedes any and all prior communications, understandings, arrangements or agreements between the parties, including the Employer, the Company, the Board, the Committee and any and all Participants, whether written, oral, express or implied relating thereto.

8.18 Other Benefits. Unless expressly provided thereunder, the amounts to which a Participant is entitled under the Plan shall not be deemed to be compensation for the purpose of calculating the amount of a Participant’s benefits or contributions under a pension plan or retirement plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, the amount of life insurance payable under any life insurance plan established or maintained by the Company, or the amount of any disability benefit payments payable under any disability plan established or maintained by the Company, except to the extent specifically provided in any such plan.

Exhibit 10.06

IN WITNESS WHEREOF, the Board has approved the adoption of this Plan by the Company as of the Effective Date and has caused the Plan to be executed by its duly authorized representative as of the date indicated below.

MONRO, INC.

/s/ Laurel B. McKillips

                  Laurel B. McKillips

Vice President – Total Rewards

Date: December 9, 2021